Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: 5.00 p.m. July 27, 2006
Jerry Davis (media) 215-977-6298
Colin Oerton (investors) 866-248-4344
No. 16
SUNOCO LOGISTICS PARTNERS L.P. REPORTS SECOND QUARTER 2006 RESULTS, ANNOUNCES ACQUISITION OF 55.3 PERCENT INTEREST IN MID VALLEY PIPELINE, AND DECLARES INCREASED SECOND QUARTER DISTRIBUTION
     PHILADELPHIA, July 27, 2006 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced record quarterly net income for the second quarter ended June 30, 2006 of $26.3 million, or $0.81 per limited partner unit on a diluted basis, compared with $17.8 million, or $0.68 per limited partner unit on a diluted basis, for the second quarter of 2005. Net income for the six months ended June 30, 2006 was $44.7 million, or $1.48 per limited partner unit on a diluted basis, compared with net income of $33.1 million, or $1.28 per limited partner unit on a diluted basis, for the first half of 2005. Net income increased 47.9 percent, or $8.5 million, for the second quarter 2006 compared to the second quarter of 2005, and 35.2 percent, or $11.6 million, for the six months ended June 30, 2006 over the prior year period. These increases were due mainly to higher Western Pipeline System lease acquisition margins, an increase in total shipments in the Eastern Pipeline System, and operating results from the acquisitions completed in 2005 and 2006 in the Western Pipeline System. These increases were partially offset by higher interest expense related to financing of both the recent acquisitions and the Partnership’s internal expansion capital program, and higher selling, general and administrative costs related to the acquired assets. Additionally, selling, general and administrative costs were higher in the six months ended June 30, 2006 as compared to 2005 due to $2.9 million in costs related to the Western area headquarters relocation, which was completed in the first quarter 2006.
     The Partnership also announced today that is has executed a purchase agreement with Sunoco, Inc. to acquire a 100 percent interest in Sun Pipe Line Company of Delaware LLC, the owner of a 55.3 percent equity interest in Mid-Valley Pipeline Company (“Mid-Valley”) for $65 million. Closing is expected within the next 30 days, subject to expiration of the Hart-Scott-Rodino waiting period. The purchase will initially be financed with the Partnership’s revolving credit facility and cash on hand. Mid-Valley owns a 994-mile pipeline which originates in Longview, Texas and terminates in Samaria, Michigan, and has operating capacity of 238,000 barrels per day and 4.2 million barrels of shell storage capacity. Mid-Valley provides crude oil to a number of refineries, primarily in the Midwest United States. The Partnership will continue to be the operator of the Mid-Valley pipeline.
     Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., also declared an increased cash distribution for the second quarter 2006 of $0.775 per common and subordinated partnership unit ($3.10 annualized) payable August 14, 2006 to unitholders of record on August 7, 2006, an increase of $0.025 per partnership unit over the preceding quarter ($0.10 annualized increase).

     “We are exceptionally pleased with both our second quarter earnings and the acquisition of a 55.3 percent interest in Mid-Valley”, said Deborah M. Fretz, President and Chief Executive Officer. “Earnings reached record levels and are 47.9 percent higher than last year’s second quarter. Acquisitions, primarily in the Western crude oil investment platform, and organic growth in the base business resulted in increased cash flow. Lease acquisition margins have also improved versus the prior year. The purchase of the Mid-Valley Pipeline interest in the third quarter will continue to improve our ratable cash flow. We expect to receive annual dividends from our ownership interest of approximately $6.5 million. With the additional growth in EBITDA, we announced a 3.3 percent increase in our distribution to unitholders to $3.10 per unit annually. This represents the twelfth distribution increase in the past thirteen quarters, and a 21.6 percent increase over the second quarter of 2005.”
Segmented Second Quarter Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System increased $3.2 million to $11.3 million for the second quarter 2006 from $8.1 million for the second quarter 2005. This increase was primarily the result of a $1.8 million increase in sales and other operating revenue and a $1.5 million decrease in operating expenses. Sales and other operating revenue increased from $23.4 million for the prior year’s quarter to $25.2 million for the second quarter 2006 due to an increase in total shipments as well as higher revenue per barrel mile. The increase in shipments was due principally to higher throughput on the Marysville, Michigan to Toledo, Ohio crude oil pipeline due to resumed production at two third-party Canadian synthetic crude oil plants which experienced reduced production in 2005 as a result of fire damage, and higher demand due to expansion of a Detroit refinery served by the Marysville pipeline. Operating expenses decreased from $11.1 million in the second quarter 2005 to $9.6 million for the second quarter 2006 due mainly to product operating gains, partially offset by increased utility and operating supply costs.
Terminal Facilities
     The Terminal Facilities business segment had record operating income of $9.9 million for the second quarter 2006, an increase of $0.6 million from $9.3 million for the prior year’s second quarter. Total revenues increased $2.5 million from the prior year’s second quarter to $30.4 million for the second quarter 2006 due primarily to increased revenues associated with the addition of ethanol blending at the balance of the Partnership’s refined product terminals in May 2006, increased revenues at the Partnership’s Nederland Terminal, and increased volumes at the refined product terminals. Operating expenses increased $1.0 million from the prior year’s second quarter to $12.7 million for the second quarter 2006 due to the timing of scheduled maintenance activity and higher utility costs. Closing of the previously announced agreement to purchase a 50 percent interest in a refined products terminal located in Syracuse, New York from an affiliate of Exxon Mobil Corporation is now expected to occur in the third quarter of 2006.
Western Pipeline System
     Operating income for the Western Pipeline System increased $6.0 million to a record quarterly high of $11.8 million for the second quarter 2006 from $5.8 million for the second quarter 2005. The increase was primarily the result of higher lease acquisition margins, and higher crude oil pipeline volumes, mainly from the Corsicana to Wichita Falls, Texas crude oil pipeline acquired in August 2005, the 37.0 percent undivided interest in the Mesa Pipe Line System acquired in December 2005, and the

Millennium and Kilgore pipelines acquired in March 2006. Total revenues and cost of products sold and operating expenses increased compared with the prior year’s quarter due principally to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to $70.70 per barrel for the second quarter 2006 from $53.13 per barrel for the second quarter 2005. Operating expenses were higher also as a result of increased costs associated with the acquired assets and higher utility costs. Depreciation and amortization increased by $1.3 million due principally to the 2005 and 2006 acquisitions discussed earlier. Depreciation on the Amdel pipeline, acquired in March 2006, began in June 2006 when the line became operational. Shipments on the pipeline are expected to begin during the third quarter 2006.
Segmented Six Month Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System for the six months ended June 30, 2006 increased $4.4 million to $21.2 million from $16.8 million in the prior year period. Sales and other operating revenue increased over the prior year period due to an increase in total shipments. The increase in shipments was principally the result of higher throughput on the Marysville to Toledo crude oil pipeline as a result of the prior year production issues previously discussed. Other income decreased to $4.8 million for the first half of 2006 from $6.3 million for the prior year period due primarily to a decrease in joint venture equity income mainly as a result of reduced pipeline volumes experienced by the Partnership’s joint venture interests. Operating expenses decreased from $21.7 million in the first half of 2005 to $20.2 million for the first half of 2006 due mainly to product operating gains, partially offset by increased utility and operating supply costs.
Terminal Facilities
     The Terminal Facilities business segment had operating income of $19.3 million for the six months ended June 30, 2006, an increase of $0.5 million from $18.8 million for the prior year’s corresponding period. Total revenues increased $3.7 million from the prior year’s first half to $59.5 million for the first half of 2006 due primarily to an increase in revenues at the Partnership’s Nederland Terminal, as well as increased revenues associated with the addition of ethanol blending at the balance of the Partnership’s refined product terminals in May 2006. Operating expenses increased $2.5 million from the prior year’s first half to $25.3 million for the first half of 2006 due to the timing of scheduled maintenance activity and higher utility costs.
Western Pipeline System
     Operating income for the Western Pipeline System increased $9.1 million to $17.1 million for the six months ended June 30, 2006 from $8.0 million for the corresponding prior year period. The increase was primarily the result of higher lease acquisition margins, and higher crude oil pipeline volumes, mainly from the acquisitions previously discussed. Total revenues and cost of products sold and operating expenses increased in the first half of 2006 compared with the prior year’s first half due principally to an increase in the price of crude oil. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to $67.13 per barrel for the first half of 2006 from $51.53 per barrel for the first half of 2005. Selling, general and administrative expenses increased $4.2 million due principally to $2.9 million of costs related to the Western area headquarters relocation from Tulsa, Oklahoma to Sugar Land, Texas, as well as increased costs associated with the acquired assets. The relocation to Sugar Land was completed in the first quarter 2006.

Other Analysis
Financing Costs
     Net interest expense increased $1.3 million for the second quarter 2006 and $2.3 million for the six months ended June 30, 2006, compared to the prior year’s respective periods, primarily due to increased borrowings and higher interest rates, partially offset by $1.2 million and $1.7 million in capitalized interest for the quarter and six-month period ended June 30, 2006. The Partnership increased borrowings under its credit facility by $109.5 million to fund the acquisitions of the Millennium and Kilgore pipelines and the Amdel pipeline in March 2006. The Partnership also issued $175 million of 6.125% Senior Notes during the second quarter 2006. Net proceeds of $173.3 million from this offering, together with the $110.4 million in net proceeds from the concurrent offering of 2.7 million limited partner common units, were utilized to repay all of the outstanding borrowings under its credit facility and to fund a portion of the Partnership’s internal expansion capital program. Total debt outstanding at June 30, 2006 consisted of $423.8 million of Senior Notes.
Capital Expenditures
     Maintenance capital expenditures decreased $2.1 million to $3.9 million for the second quarter 2006 from the second quarter 2005 due primarily to the differences in timing of scheduled maintenance activity between the periods. Maintenance capital expenditures for the six months ended June 30, 2006 were $10.3 million, including $2.8 million related to the Western area headquarters relocation. Excluding the relocation costs, maintenance capital expenditures decreased $3.4 million from the first six months of 2005 due mainly to the differences in timing of scheduled maintenance activity between the periods. Management anticipates maintenance capital expenditures, excluding reimbursable amounts under agreements discussed below and $2.8 million related to the Western area headquarters relocation, to be approximately $25.0 million for the year ended December 31, 2006.
     Expansion capital expenditures increased by $29.2 million to $33.3 million for the second quarter 2006 due primarily to the construction at Nederland of six new crude oil storage tanks with a total capacity of approximately 3.6 million shell barrels, and installation of ethanol blending facilities at certain refined product terminals. All of the Partnership’s refined product terminals now have ethanol blending capability. Expansion capital expenditures increased by $143.1 million to $150.2 million for the six months ended June 30, 2006 due primarily to the acquisitions of the Millennium and Kilgore pipelines and the Amdel pipeline in March 2006, expansion of the Marysville crude oil pipeline and the Amdel pipeline, the construction at Nederland of six new crude oil storage tanks, and installation of ethanol blending facilities at certain refined product terminals.
Reimbursements Under Agreements with Sunoco
     Under agreements with Sunoco, the Partnership received reimbursement of $0.7 million and $0.5 million for the second quarter 2006 and 2005, respectively, and $0.7 million and $0.9 million for the six months ended June 30, 2006 and 2005, respectively, for maintenance capital expenditures associated with improvements to certain assets incurred during the period. The reimbursements of these amounts were recorded by the Partnership as capital contributions.

Sunoco Logistics Partners L.P.
Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Income Statement
Sales and other operating revenue	$1,491,496	$1,080,445	$2,752,467	$2,092,294
Other income	3,872	4,089	6,263	7,716

Total Revenues	1,495,368	1,084,534	2,758,730	2,100,010

Cost of products sold and operating expenses	1,439,674	1,041,388	2,654,460	2,016,299
Depreciation and amortization	9,211	7,493	18,157	15,615
Selling, general and administrative expenses	13,522	12,507	28,525	24,424

Total costs and expenses	1,462,407	1,061,388	2,701,142	2,056,338

Operating income	32,961	23,146	57,588	43,672
Interest cost and debt expense, net	7,830	5,352	14,589	10,580
Capitalized interest	(1,189)	—	(1,745)	—

Net Income	$26,320	$17,794	$44,744	$33,092

Calculation of Limited Partners’ interest:
Net Income	$26,320	$17,794	$44,744	$33,092
Less: General Partner’s interest	(4,101)	(1,156)	(5,445)	(2,078)

Limited Partners’ interest in Net Income	$22,219	$16,638	$39,299	$31,014

Net Income per Limited Partner unit
Basic	$0.81	$0.69	$1.48	$1.29

Diluted	$0.81	$0.68	$1.48	$1.28

Weighted average Limited Partners’ units outstanding:
Basic	27,466,092	24,144,043	26,499,007	24,116,585

Diluted	27,589,644	24,303,921	26,623,554	24,295,440

Capital Expenditure Data:
Maintenance capital expenditures	$3,858	$6,003	$10,297	$10,904
Expansion capital expenditures	33,256	4,086	150,169	7,026

Total	$37,114	$10,089	$160,466	$17,930

	June 30, 2006	Dec. 31, 2005
Balance Sheet Data (at period end):
Cash and cash equivalents	$25,442	$21,645
Total Debt	423,813	355,573
Total Partners’ Capital	637,528	523,411

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Eastern Pipeline System:
Sales and other operating revenue	$25,223	$23,441	$50,499	$46,945
Other income	2,859	3,179	4,831	6,250

Total Revenues	28,082	26,620	55,330	53,195

Operating expenses	9,583	11,119	20,232	21,736
Depreciation and amortization	2,568	2,607	5,218	5,206
Selling, general and administrative expenses	4,604	4,740	8,672	9,399

Operating Income	$11,327	$8,154	$21,208	$16,854

Terminal Facilities:
Total Revenues	$30,377	$27,886	$59,497	$55,814

Operating expenses	12,739	11,751	25,296	22,790
Depreciation and amortization	3,880	3,431	7,580	7,515
Selling, general and administrative expenses	3,883	3,454	7,356	6,722

Operating Income	$9,875	$9,250	$19,265	$18,787

Western Pipeline System:
Sales and other operating revenue	$1,435,896	$1,029,118	$2,642,478	$1,989,536
Other income	1,013	910	1,425	1,465

Total Revenues	1,436,909	1,030,028	2,643,903	1,991,001

Cost of products sold and operating expenses	1,417,352	1,018,518	2,608,932	1,971,773
Depreciation and amortization	2,763	1,455	5,359	2,894
Selling, general and administrative expenses	5,035	4,313	12,497	8,303

Operating Income	$11,759	$5,742	$17,115	$8,031

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	58,451,104	55,429,896	59,713,014	55,514,812
Revenue per barrel mile (cents)	0.474	0.465	0.467	0.467

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals	390,341	383,286	386,807	389,619
Nederland terminal	449,176	452,571	469,309	472,133
Refinery terminals (3)	713,407	709,023	703,597	699,459

Western Pipeline System: (1)(4)
Crude oil pipeline throughput (bpd)	519,808	320,243	502,503	319,113
Crude oil purchases at wellhead (bpd)	201,975	191,820	191,751	193,325
Gross margin per barrel of pipeline throughput (cents) (5)	33.4	31.4	31.0	25.7

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.

(4)	Includes results from the Partnership’s purchases of an undivided joint interest in the Mesa Pipe Line system, the Corsicana to Wichita Falls, Texas pipeline system, and the Millennium and Kilgore pipeline system from acquisition dates.

(5)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.
     An investor call with management regarding our second-quarter results is scheduled for Friday morning, July 28 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 2316782”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.
     Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID#2316782.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities, including those of Sunoco, Inc. The Eastern Pipeline System consists of approximately 1,787 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 8.9 million barrels of refined product terminal capacity and 19.4 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,635 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent undivided interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.
     Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on April 28, 2006. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
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